Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Michelle M. Le Roy

Investor Relations

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. CLOSES JOINT VENTURE

INVESTMENT IN ONE MADISON AVENUE

NEW YORK, N.Y. — May 5, 2005 — Gramercy Capital Corp. (NYSE:GKK) announced today that it has closed on its investment in a joint venture with SL Green Realty Corp. (NYSE:SLG) to acquire, own and operate the South Building located at One Madison Avenue in New York City.

The Property comprises approximately 1.2 million square feet and is almost entirely net leased to Credit Suisse First Boston (USA), Inc. pursuant to a lease with a 15-year remaining term.

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FOR IMMEDIATE RELEASE

Company Profile

Gramercy is a commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity and net lease investments involving commercial property throughout the United States. Gramercy Capital Corp. is headquartered in New York City.

Forward-Looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.